Exhibit 23.2

Consent of Independent Certified Public Accountants

The Board of Directors
Zions Bancorporation:

We consent to incorporation by reference herein of our report dated February 7, 2000 relating to the consolidated statements of income, cash flows and changes in shareholders’ equity and comprehensive income for the year ended December 31, 1999 of Zions Bancorporation and subsidiaries, which report appears in the December 31, 2001 annual report on Form 10-K of Zions Bancorporation, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/KPMG LLP

Salt Lake City, Utah
May 24, 2002